Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-69776 of Marsh & McLennan Companies on Form S-8 of our report dated June 28, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the included supplemental schedules, which are presented for purposes of additional analysis and are not a required part of the basic financial statements) appearing in this Annual Report on Form 11-K of Marsh & McLennan Companies Stock Investment Plan for the six month period ended December 31, 2004.

/s/ Deloitte & Touche LLP

June 28, 2005

New York, NY